Exhibit 99.10

LETTER AGREEMENT

This Letter Agreement is entered into this 4th day of December, 2015 (this “Agreement”) by and among Jack E. Golsen, an individual (“J. Golsen”), Steven J. Golsen, an individual (“S. Golsen”), Barry H. Golsen, an individual (“B. Golsen”), Linda Golsen Rappaport, an individual (“L. Rappaport”), Golsen Family LLC, an Oklahoma limited liability company (“Family LLC”), SBL LLC, an Oklahoma limited liability company (“SBL LLC”), and Golsen Petroleum Corp., an Oklahoma corporation (“GPC”, and together with J. Golsen, S. Golsen, B. Golsen, L. Rappaport, Family LLC, SBL LLC and GPC, each a “Golsen Holder” and, collectively, the “Golsen Holders”), and LSB Funding LLC, a Delaware limited liability company (“LSB Funding”).

WHEREAS, LSB Industries, Inc., a Delaware corporation (the “Company”), J. Golsen, S. Golsen, B. Golsen and LSB Funding are each a party to that certain Commitment Letter, dated as of November 6, 2015 (as amended, restated, supplemented or otherwise modified, the “Commitment Letter”), which sets forth certain terms of financing to be provided by LSB Funding to the Company (the “Investment”);

WHEREAS, as of 12:01 a.m., Eastern Standard Time, November 6, 2015 (the “Reference Time”), each Golsen Holder beneficially owned the number of shares of common stock, par value $0.10 per share of the Company (including shares of capital stock convertible into common stock, the “Common Stock”) set forth opposite its name on Exhibit A attached hereto (collectively, the “Golsen Shares”);

WHEREAS, as stockholders of the Company, each of the Golsen Holders shall receive direct and indirect benefits from the consummation of the transactions contemplated under the Commitment Letter;

WHEREAS, concurrent with the execution and delivery of this Agreement, LSB Funding and the Company have executed and delivered that certain Securities Purchase Agreement dated as of the date hereof (as amended from time to time, the “Purchase Agreement”) pursuant to which, inter alia, LSB Funding shall acquire 210,000 shares of the Company’s Series E Cumulative Redeemable Class C Preferred Stock, no par value per share (the “Series E Preferred Stock Shares”).

WHEREAS, as a condition precedent to the completion of the transactions contemplated under the Purchase Agreement, the Golsen Holders have agreed to execute and deliver this Agreement;

WHEREAS, capitalized terms used but not defined herein shall have the meanings ascribed to them in the Purchase Agreement; and

NOW, THEREFORE, in consideration of the mutual covenants and agreements hereinafter set forth, the parties hereto each hereby agree as follows:

1. Transfer Restrictions. Each of the Golsen Holders hereby covenants and agrees that, from the date hereof until the earlier of (a) the date LSB Funding or any Affiliate thereof, collectively, beneficially owns less than 21,000 Series E Preferred Stock Shares (as adjusted to account for any stock split, stock dividend, reverse split or similar corporate action), (b) delivery of written notice by LSB Funding to J. Golsen terminating this Agreement, or (c) such date that none of the Golsen Holders (or any nominee thereof) is serving as a member of the Board of Directors of the Company, such Golsen Holder shall not, and shall cause any Person that it directly or indirectly owns or controls not to, sell, exchange, encumber, dispose, hypothecate, pledge (other than a pledge to a financial institution providing financing to a Golsen Holder), assign, mortgage or otherwise transfer or grant rights or interests, whether voluntarily or involuntarily, by operation of law or otherwise (“Transfer”), with or without consideration, any part or all of the Golsen Shares beneficially owned by such Golden Holder to any other Person. Notwithstanding the foregoing, the Golsen Holders, collectively, may (a) Transfer up to 25% of the aggregate Golsen Shares (the “Permitted Transfer Amount”) without any restrictions or limitations contained in this Agreement or (b) Transfer the Golsen Shares to a Permitted Transferee (as defined below). It is understood and agreed that the shares of Common Stock beneficially owned by Claude Rappaport, husband of L. Rappaport, are not considered Golsen Shares and shall not be subject to the terms, limitations or restrictions of this Agreement. Any Golsen Shares transferred to a Permitted Transferee shall be excluded from (and not reduce) the Permitted Transfer Amount; provided, that if at any time a Permitted Transferee hereunder ceases to qualify as a Permitted Transferee, the Golsen Shares subject to such Transfer shall be counted towards (and reduce) the Permitted Transfer Amount; provided, further, in the event that LSB Funding transfers (other than to an Affiliate thereof) all or any portion of the shares of Common Stock issuable upon exercise of the Warrant (as defined in the Purchase Agreement), the Permitted Transfer Amount will be proportionately increased by an amount equal to (x) the percentage of such shares transferred times (y) 75%. For example purposes only, in the event that LSB Funding transfers 10% of its shares of Common Stock issuable upon exercise of the Warrant, the Permitted Transfer Amount will increase by 7.5% to 32.5% (ie—10% times 75% =7.5%). For the purposes of this Agreement, shares of Common Stock acquired by any of the Golsen Holders after the Reference Time, other than shares of Common Stock acquired by a Golsen Holder as a result of conversion of the Company’s Series B 12% Cumulative, Convertible Preferred Stock or Series D 6% Cumulative, Convertible Class C Preferred Stock owned by such Golsen Holder as of the Reference Time, shall not be considered Golsen Shares and shall not be subject to the terms, limitations or restrictions contained in this Agreement.

2. Permitted Transferees. As used herein, the term “Permitted Transferee” means any Person that is the transferee in a Permitted Transfer. “Permitted Transfer” means a Transfer by any Golsen Holder (a) with the prior written consent of LSB Funding, (b) to any spouse or lineal descendant of J. Golsen, S. Golsen or B. Golsen for purposes of estate planning purposes, (c) to any trust which is solely for the benefit of a Golsen Holder or any of the Persons referenced in clause (b) above or (d) to any Affiliate of any Golsen Holder which is controlled by such Golsen Holder. Each Golsen Holder shall advise in writing to LSB Funding within two (2) business days prior to such Transfer of such Transfer and each Permitted Transferee, subject to the following sentence, shall deliver written acknowledgment agreeing to be bound by the terms, conditions and limitations hereof. Notwithstanding anything herein to the contrary, if any Transfer by a Golsen Holder after the date hereof of Golsen Shares is to a Permitted Transferee and such Transfer is designated by the Golsen Holders (in writing to LSB Funding) as part of (and reduces) the Permitted Transfer Amount, then the terms, limitations or restrictions contained in this Agreement shall not apply as to the shares of Golsen Shares that are the subject of such Transfer and so designated by the Golsen Holders.

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3. Representations and Warranties. Each Golsen Holder hereby represents and warrants to LSB Funding as follows:

a. The execution, delivery and performance of this Agreement by such Golsen Holder does not and will not, conflict with or constitute a breach of, or default under, the (i) the provisions of any contract, agreement, partnership agreement, trust document or other organizational agreement applicable thereto or (ii) any law, rule, regulation or statute applicable thereto; and

b. All action (whether corporate or otherwise) necessary for the authorization, execution, delivery and performance by such Golsen Holder hereunder has been taken and this Agreement constitutes a valid and legally binding obligation of such Golsen Holder enforceable against such Golsen Holder in accordance with its terms.

4. Miscellaneous.

a. This Agreement shall not be assignable by any Golsen Holder or the Company without the prior written consent of LSB Funding (and any purported assignment without such consent shall be null and void), is intended to be solely for the benefit of the parties hereto and is not intended to confer any benefits upon, or create any rights in favor of, any person other than the parties hereto; provided, LSB Funding may assign its rights hereunder to any Affiliate or other Person to which LSB Funding Transfers any of the Series E Preferred Stock Shares. This Agreement may not be amended or waived except by an instrument in writing signed by each party hereto. This Agreement may be executed in any number of counterparts, each of which shall be an original, and all of which, when taken together, shall constitute one agreement. Delivery of an executed signature page of this Agreement by facsimile, .pdf or other electronic transmission shall be effective as delivery of a manually executed counterpart hereof. This Agreement and the other Definitive Documentation executed in connection with the Investment set forth the entire understanding of the parties with respect hereto and thereto and supersede any other prior understandings, agreements and arrangements by and among the parties hereto.

b. This Agreement shall be governed by, and construed in accordance with, the laws of the State of Delaware. Each party hereby consents to the non-exclusive jurisdiction and venue of the federal courts located in Wilmington, Delaware. EACH PARTY HERETO IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, (A) ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING BROUGHT BY OR ON BEHALF OF ANY PARTY ARISING OUT OF OR RELATING TO THIS AGREEMENT, THE OTHER DEFINITIVE DOCUMENTATION OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY) AND (B) ANY OBJECTION THAT IT MAY NOW OR HEREAFTER HAVE TO THE LAYING OF VENUE OF ANY SUCH LEGAL PROCEEDING IN THE STATE OR FEDERAL COURTS LOCATED IN THE CITY OF WILMINGTON, DELAWARE.

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c. Each party hereto acknowledges and agrees that the rights of each party to consummate the transactions contemplated hereby are unique and recognize and affirm that in the event of a breach of this Agreement by any party, money damages may be inadequate and the non-breaching party may have no adequate remedy at law. Accordingly, the parties agree that such non-breaching party shall have the right, in addition to any other rights and remedies existing in their favor at law or in equity, to enforce their rights and the other party’s obligations hereunder not only by an action or actions for damages but also by an action or actions for specific performance, injunctive and/or other equitable relief (without posting of bond or other security).

d. All Golsen Holders agree that they are independent, will act independently and will not act in concert or as a group either as shareholders or directors of the Company. The fact that any individual Golsen Holder votes in the same manner as any other Golsen Holder is not prohibited so long as any such voting decision is made individually, not subject to any agreement between the Golsen Holders and, in no event, shall any such vote be deemed to represent a group action.

[Signature pages follow.]

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IN WITNESS WHEREOF, this Letter Agreement is executed as of the date first set forth above.

LSB FUNDING LLC

By:	/s/ Anthony D. Minella
Name:	Anthony D. Minella
Title:	Manager

IN WITNESS WHEREOF, this Letter Agreement is executed as of the date first set forth above.

/s/ Jack E. Golsen
Jack E. Golsen

/s/ Barry H. Golsen
Barry H. Golsen

/s/ Steven J. Golsen
Steven J. Golsen

/s/ Linda Golsen Rappaport
Linda Golsen Rappaport

GOLSEN FAMILY LLC

By:	/s/ Jack E. Golsen
Its:	President

SBL LLC

By:	/s/ Jack E. Golsen
Its:	President

GOLSEN PETROLEUM CORP.

By:	/s/ Jack E. Golsen
Its:	President

[Signature Page to Letter Agreement]

EXHIBIT A

GOLSEN SHARES

Golsen Holder	Golsen Shares
Jack E. Golsen	4,000

Trusts of which Jack Golsen serves as sole trustee(1):

Joshua B. Golsen 2011 GSTT Exempt Trust

Michelle L. Golsen 2011 GSTT Exempt Trust

Adam Z. Golsen 2011 GSTT Exempt Trust

Amy G. Rappaport 2011 GSTT Exempt Trust

Stacy L. Rappaport 2011 GSTT Exempt Trust

Lori R. Rappaport 2011 GSTT Exempt Trust

Michael P. Mattingly 2011 GSTT Exempt Trust

Preston A. Mattingly 2011 GSTT Exempt Trust

Cameron E. Davenport 2011 GSTT Exempt Trust

Linda F. Rappaport 2007 Irrevocable Trust

Barry H. Golsen 2007 Irrevocable Trust

Steven J. Golsen 2007 Irrevocable Trust

Michelle L. Golsen 2007 Irrevocable Trust

Lori R. Rappaport 2007 Irrevocable Trust

Stacy L. Rappaport 2007 Irrevocable Trust

Adam Z. Golsen 2007 Irrevocable Trust

Amy G. Rappaport 2007 Irrevocable Trust

Joshua B. Golsen 2007 Irrevocable Trust

Sylvia H. Golsen 1992 Trust

	19,736 19,736 19,736 19,736 19,736 19,736 19,736 19,736 19,736 74,440 74,440 69,440 30,238 27,638 25,238 33,238 26,304 30,704 15,876

Total for Jack E. Golsen	589,180

Barry H. Golsen	3,277	(2)

Trust of which Barry Golsen serves as sole trustee(3):
Barry H. Golsen 2012 LSB Trust	289,723

Total for Barry H. Golsen	293,000	(2)

Steven J. Golsen

Trusts of which Steven Golsen serves as sole trustee(4):
Steven J. Golsen Revocable Trust Steven Jay Golsen 2011 (LSB) Trust	228,915 14,578

Total for Steven J. Golsen	243,493

Linda Golsen Rappaport	30,000	(5)

Trust of which Linda Rappaport serves as sole trustee(6):
Linda F. Rappaport 2011 Trust	14,578

Total for Linda F. (Golsen) Rappaport	44,578	(5)

Golsen Family LLC (“GFLLC”)	148,725	(7)

Total for Golsen Family LLC	148,725	(7)

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Golsen Holder	Golsen Shares
SBL LLC (“SBL”)	1,995,999	(8)

Total for SBL LLC	1,995,999	(8)

Golsen Petroleum Corporation (“GPC”)	417,288	(9)

Total for Golsen Petroleum Corporation	417,288	(9)

Total number of shares:	3,732,263	(2)(5)(10)

(1)	Jack Golsen has no pecuniary interest in any of the named trusts, except for the Sylvia Golsen 1992 Trust, of which he is a beneficiary.
(2)	Includes 533 shares owned directly by Gabrielle G. “Gay” Golsen, the spouse of Barry Golsen, but for which Barry Golsen disclaims beneficial ownership.
(3)	Barry Golsen is the beneficiary of the named trust.
(4)	Steven Golsen is the beneficiary of the named trusts.
(5)	These shares do not include 51,433 shares owned (“Excluded Rappaport Shares”) directly by Claude Rappaport, the husband of Linda Golsen Rappaport. Claude Rappaport is not included as a Golsen Holder under the Agreement, and the Excluded Rappaport Shares are not included as Golsen Shares for the purposes of the Agreement, and are not subject to the terms, limitations or restrictions of the Agreement as they relate to Golsen Shares.
(6)	Linda Golsen Rappaport is the beneficiary of the named trust.
(7)	Includes 15,392 shares that are owned directly by GFLLC and 133,333 shares that are issuable upon conversion of 4,000 shares of Series B 12% Cumulative, Convertible Preferred Stock (“Series B Preferred Stock”) owned directly by GFLLC.
(8)	Includes 1,345,999 shares that are owned directly by SBL, 250,000 shares that are issuable upon conversion of 1,000,000 shares of Series D 6% Cumulative, Convertible Class C Preferred Stock (“Series D Preferred Stock”) owned directly by SBL, and 400,000 shares that are issuable upon conversion of 12,000 shares of Series B Preferred Stock owned directly by SBL.
(9)	Includes 283,955 shares that are owned directly by GPC and 133,333 shares that are issuable upon conversion of 4,000 shares of Series B Preferred Stock owned directly by GPC, a wholly owned subsidiary of SBL.
(10)	Included as Golsen Shares are the shares issuable upon conversion of the outstanding Series B Preferred Stock and the outstanding Series D Preferred Stock.

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